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[AGL LOGO]

                                                                    EXHIBIT 99.1



                                                           FOR IMMEDIATE RELEASE

Contacts:
Financial Community
Steve Cave
Director, Investor Relations
(404) 584-3801

Media
Russ Williams
Director, Media Relations
(404) 584-3210

                 AGL RESOURCES REVISES 2001 EARNINGS GUIDANCE,
                     RELATED TO REVENUE RECOGNITION ISSUE
                          AT SOUTHSTAR JOINT VENTURE

(ATLANTA - August 27, 2001) AGL Resources Inc. (NYSE: ATG) today announced the company is revising its earnings guidance for fiscal year 2001 to between $1.49 and $1.51 per share, from the current FirstCall consensus of $1.55 per share. The revised guidance results from a revenue recognition issue at its SouthStar retail marketing joint venture, a partnership among AGL Resources, Piedmont Natural Gas and Dynegy Inc.

At a meeting of the SouthStar executive committee today, SouthStar's management reported that the joint venture's audited revenues and net income as reported to AGL Resources for SouthStar's 1998, 1999 and 2000 fiscal years and its unaudited revenues and net income for SouthStar's seven-month period ended July 31, 2001, were overstated. SouthStar's estimation of the cumulative amount of unbilled revenues, compared with actual revenues recorded, was inaccurate and resulted in an approximately $27 million overstatement of revenues. AGL Resources' portion is approximately $14 million, of which approximately two-thirds is attributable to AGL Resources' fiscal year 2001.


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Earnings Guidance/page 2

"One of our primary goals this year has been to dedicate AGL managerial resources to improve the performance of the SouthStar joint venture, and we have focused our energy on stabilizing this business and moving it toward sustainable profitability," said Paula G. Rosput, AGL Resources president and chief executive officer. "Along with greater scrutiny on how interstate assets are traded, we brought in our team to improve the accounting and collection processes. In the effort, we discovered an accounting issue with SouthStar's unbilled revenue, and are now assessing the impact and addressing this issue with our partners. We certainly are distressed to uncover this problem, but we do have reserves in place to cover the majority of our exposure. Nevertheless, we feel it is prudent to revise our estimates based on our assessment of the overall impact on our earnings for the year. This issue also underscores the importance of SouthStar getting credit for the asset management revenues owed to the joint venture by Dynegy. To date, Dynegy has resisted providing an accounting to management or to the partners. We know for a fact that significant value should have been created, based on prevailing market conditions."

On July 26, 2001, Georgia Natural Gas Company, a subsidiary of AGL Resources, filed a complaint on behalf of SouthStar Energy Services to compel Dynegy Marketing and Trade to provide a full and fair accounting of its activities as asset manager for SouthStar. The lawsuit alleges that Dynegy Marketing and Trade, despite repeated requests by Georgia Natural Gas Company, has failed to provide necessary documentation and records of purchase and sales transactions in its role as asset manager for SouthStar.

AGL Resources Inc. is a regional holding company for energy and infrastructure related businesses in the Southeast. The company is the second-largest natural gas-only distribution company in the United States and serves more than 1.8 million customers throughout Georgia; Chattanooga, Tennessee; and southeastern Virginia. AGL Resources also is engaged through subsidiaries and partnerships in other businesses, including telecommunications, retail energy marketing, wholesale energy services, and wholesale and retail propane sales. More information about the company is available on the Internet at www.aglresources.com.

This press release contains forward-looking statements. AGL Resources wishes to caution readers that the assumptions, which form the basis for the forward-looking statements, include many factors that are beyond AGL Resources' ability to control or estimate precisely. Those factors include, but are not limited to, the following: changes in the price and demand for natural gas; the impact of changes in weather; the impact of changes in state and federal legislation and regulation on the company and the natural gas industry; the effects of competition, particularly in markets where prices and providers historically have been regulated; financial market conditions; and other risks described in our documents on file with the Securities and Exchange Commission.

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